Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Anna Cordasco/Alex Eule

Citigate Sard Verbinnen

(212) 687-8080

CITADEL BROADCASTING ANNOUNCES PRICING OF
PRIVATE OFFERING OF $300 MILLION OF
CONVERTIBLE SUBORDINATED NOTES

NEW YORK, February 11, 2004 — Citadel Broadcasting Corporation (NYSE:CDL) announced today that it has priced $300 million principal amount of 1.875% convertible subordinated notes (“Convertible Notes”).  In addition, the Company has granted the initial purchasers an option to purchase up to an additional $60 million principal amount of its Convertible Notes.

The Convertible Notes would mature in 2011 and would be convertible at a price of $25.50 per share of the Company’s common stock at the option of the holder.  The Convertible Notes are being offered only to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act of 1933, as amended).

The offering of the Convertible Notes is expected to close on Wednesday, February 18, 2004.  The Company expects its net proceeds from the sale of the Convertible Notes to be approximately $292.4 million and its net proceeds from the concurrent offering of 8,000,000 shares of its common stock to be approximately $145.2 million.  The Company intends to use all of its net proceeds from this offering of Convertible Notes and the concurrent common stock offering to redeem all or a portion of its outstanding 6% subordinated debentures.

The Convertible Notes have not been registered under the Securities Act of 1933, as amended, or any state securities or blue sky laws and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Convertible Notes.

Citadel Broadcasting Corporation is a pure play radio broadcaster focused on acquiring, developing and operating radio stations throughout the United States. The Company owns and operates 145 FM and 58 AM radio stations in 43 markets located in 24 states across the country. Citadel was acquired by affiliates of Forstmann Little & Co. in June 2001.

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Forward-Looking Statements

The matters discussed in this press release include “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the uncertainty regarding the Company’s ability to consummate a public offering for market reasons or any other reason; changes in federal government (or other applicable) communications laws, regulations and policies; the Company’s ability to attract and retain qualified personnel; undertaking acquisitions that might increase the Company’s costs or liabilities or be disruptive; integration of acquisitions; and changes in the general economic and business conditions. For more information concerning these risks and uncertainties, see the risk factors set forth in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.